Exhibit (h)(8)

Boston Financial Data Services, Inc.

2000 Crown Colony Dr.

Quincy, MA 02169

Attention: Legal Department

Re:	Co-Transfer Agency and Services Agreement

Ladies and Gentlemen:

Reference is made to the Co-Transfer Agency and Services Agreement (the “Agreement”), dated as of September 1, 2014, by and between Boston Financial Data Services, Inc., a Massachusetts corporation, and certain registered management investment companies affiliated with Legg Mason, Inc.

Please be advised that Legg Mason Partners Money Market Trust (the “Trust”) has established a new series of shares to be known as Western Asset Prime Obligations Money Market Fund (the “Fund”). In accordance with the terms of the Agreement, the Trust hereby requests that you render services as a transfer agent with respect to Class A and Class I shares of the Fund under the terms of the Agreement, effective as of the date set forth below, and that as of such date Schedule A to the Agreement be hereby amended to add the Fund thereto.

Except to the extent expressly set forth herein, this letter shall not be deemed to otherwise amend or modify any term of the Agreement.

Please sign below to acknowledge your receipt of this notice adding the Fund as a beneficiary under the Agreement.

LEGG MASON PARTNERS MONEY MARKET TRUST
on behalf of its series Western Asset Prime Obligations Money Market Fund

By:
Name:
Title:

BOSTON FINANCIAL DATA SERVICES, INC.

By:
Name:
Title:

Effective Date: